Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ELOQUA LIMITED
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     Eloqua Limited, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
     FIRST: That the name of this corporation is Eloqua Limited. Eloqua Limited filed (a) its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 9, 2006, and (b) an Amended and Restated Certificate of Incorporation on August 25, 2006.
     SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
     The name of this corporation is Eloqua Limited (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent. The name of the Corporation’s registered agent at such address is Incorporating Services Ltd.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV
     A. Authorization of Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the Corporation is authorized to issue is One Hundred Forty One Million Two Hundred Eighty Seven Thousand One Hundred Thirty Nine (141,287,139). The total number of shares of common stock authorized to be issued is Ninety Million (90,000,000), par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is Fifty One Million Two Hundred Eighty Seven Thousand One Hundred Thirty Nine (51,287,139), par value $0.0001 per share (the “Preferred Stock”), of which Twelve Million One Hundred Twenty Four Thousand Six Hundred Fifty (12,124,650) shares are designated as “Series A Preferred Stock,” Seventeen Million Six Hundred Seventy Eight Thousand Nine Hundred Twenty Six (17,678,926) shares are designated as “Series B Preferred Stock,” and Twenty One Million Four Hundred Eighty Three Thousand Five Hundred Sixty Three (21,483,563) shares are designated as “Series C Preferred Stock.” The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall collectively be referred to as the “Preferred Stock.”
     B. Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:
          1. Dividends. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, (i) dividends in the amount of $0.0680898 per share (the “Series A Stated Dividend”), plus (ii) dividends at the rate per annum of $0.0461971 per share (each subject to appropriate adjustment to reflect any stock split, subdivision or combination of the Series A Preferred Stock (the dividends in subclause (ii) of this sentence referred to as the “Series A Accruing Dividends”)). The holders of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate per annum of $0.0884533 per share (subject to appropriate adjustment to reflect any stock split, subdivision or combination of the Series B Preferred Stock (the “Series B Accruing Dividends). The holders of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate per annum of $0.144 per share (subject to appropriate adjustment to reflect any stock split, subdivision or combination of the Series C Preferred Stock (the “Series C Accruing Dividends,” and together with the Series B Accruing Dividends and Series A Accruing Dividends, the “Accruing Dividends”)). Accruing Dividends shall accrue from day to day commencing on the date on which such shares were first issued, whether or not earned or declared, and shall be cumulative. The Accruing Dividends (plus with respect to the Series A Preferred Stock, the Series A Stated Dividend) shall be payable when and as declared by the Board of Directors. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on Standard Common Stock (as defined in Article IV, Paragraph C) payable solely in Standard Common Stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid (plus with respect to the Series A Preferred Stock, the Series A Stated Dividend not previously paid) plus (ii) (A) in the case of a dividend on the Standard Common Stock or any class or series of shares that is convertible into Standard Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Standard Common Stock and (2) the number of shares of Standard Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Standard Common Stock, at a rate per share of Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock of the Corporation by the original issuance price of such share of the class or series and multiplying such fraction by an amount equal to $0.384976 per share in the case of the Series A Preferred Stock, $0.737111 per share in the case of the Series B Preferred Stock and $1.20 per share in the case of the Series C Preferred Stock (each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock respectively) (such amounts, as so adjusted from time to time, being hereinafter referred to as the “Series A Preferred Original Issue Price,” the “Series B Preferred Original Issue Price,” and the “Series C Original Issue Price” respectively).
          2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
               (a) Preferential Payments to Holders of Preferred Stock.
                    (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to the Corporation’s stockholders, before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock and Standard Common Stock or any other class or series of shares ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, for each outstanding share of Series C Preferred Stock held by such holder an amount in cash equal to the greater of (A) (1) the Series C Preferred Original Issue Price plus (2) an amount equal to all Series C Accruing Dividends unpaid thereon (whether or not declared by the Board of Directors of the Corporation) and any other dividends declared but unpaid thereon, computed to the date of payment or (B) such amount per share as would have been payable had each such share been converted into Standard Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution or winding up; provided, however, that the payment of the Series C Accruing Dividends unpaid thereon and any other dividends declared but unpaid thereon to the holders of Series C Preferred Stock shall be made on a pari passu basis with (and not in priority to) the payments to be made to the holders of Series A Preferred Stock and Series B Preferred Stock pursuant to Subsection 2(a)(ii) below. The amount which a holder of Series C Preferred Stock is entitled to receive for each outstanding share of Series C Preferred Stock under this Subsection 2(a)(i)(A) is hereinafter referred to as the “Series C Preferred Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation the assets legally available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock and any class or series of share ranking on liquidation on a parity with the Series C Preferred Stock the full amount to which they shall be entitled under Subsection 2(a)(i)(A)(l), the holders of Series C Preferred Stock and any class or series of shares ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
                    (ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to the Corporation’s stockholders, on a pari passu basis with the payments to be made to the holders of Series C Preferred Stock pursuant to Subsection 2(a)(i)(A)(2), after any payment shall be made to the holders of Series C Preferred Stock pursuant to Subsection 2(a)(i)(A)(l) above or any other class or series of shares ranking on liquidation senior to the Series A Preferred Stock and Series B Preferred Stock, but before any payment shall be made to the holders of Standard Common Stock or any other class or series of shares ranking on liquidation junior to the Series A Preferred Stock and Series B Preferred Stock by reason of their ownership thereof, for each outstanding share of Series A Preferred Stock and Series B Preferred Stock held by such holder an amount in cash equal to the greater of (A) the Series A Preferred Original Issue Price, in the case of the Series A Preferred Stock, or the Series B Preferred Original Purchase Price, in the case of the Series B Preferred Stock, in both cases, plus an amount equal to all Series A Accruing Dividends (plus with respect to the Series A Preferred Stock, the Series A Stated Dividend not previously paid) or Series B Accruing Dividends, as applicable, unpaid thereon (whether or not declared by the Board of Directors of the Corporation) and any other dividends declared but unpaid thereon, computed to the date of payment or (B) such amount per share as would have been payable had each such share been converted into Standard Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution or winding up. The amount which a holder of Series A Preferred Stock is entitled to receive for each outstanding share of Series A Preferred Stock is hereinafter referred to as the “Series A Preferred Liquidation Amount” and the amount which a holder of Series B Preferred Stock is entitled to receive for each outstanding share of Series B Preferred Stock is hereinafter referred to as the “Series B Preferred Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation the assets legally available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock and Series B Preferred Stock and the holders of Series C Preferred Stock (but only pursuant to Subsection 2(a)(i)(A)(2)) and any class or series of share ranking on liquidation on a parity with the Series A Preferred Stock and Series B Preferred Stock the full amount to which they shall be entitled, the holders of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock (but only pursuant to Subsection 2(a)(i)(A)(2)) and any class or series of shares ranking on liquidation on a parity with the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock (but only pursuant to Subsection 2(a)(i)(A)(2)) shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, provided however that such amounts in respect of the shares of Series C Preferred Stock shall only take in account amounts payable pursuant to Subsection 2(a)(i)(A)(2).
               (b) Distribution of Remaining Assets. After the payment of the Series C Preferred Liquidation Amount, Series B Preferred Liquidation Amount and the Series A

Preferred Liquidation Amount to the holders of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, respectively, and the payment of any other preferential amounts required to be paid to any other class or series of shares of the Corporation ranking on liquidation senior to or on parity with the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, the holders of Standard Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation legally available for distribution to its stockholders pro rata based on the number of shares of Standard Common Stock held by each such holder.
               (c) Deemed Liquidation Events.
                    (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless, with respect to the Series A Preferred Stock, the holders of a majority of the Series A Preferred Stock, voting together as a separate class and on an as-converted basis (the “Requisite Series A Investors”), with respect to the Series B Preferred Stock, the holders of a majority of the Series B Preferred Stock, voting together as a separate class and on an as-converted basis (the “Requisite Series B Investors”), and with respect to the Series C Preferred Stock, the holders of a majority of the Series C Preferred Stock, voting together as a separate class and on an as-converted basis (the “Requisite Series C Investors”), elect otherwise by written notice given to the Corporation at least twenty (20) days prior to the effective date of any such event:
                         (A) a merger, consolidation or amalgamation (a “Merger Transaction”) in which
                              (I) the Corporation is an amalgamating corporation or other constituent party or
                              (II) a Material Subsidiary of the Corporation is an amalgamating corporation or other constituent party and the Material Subsidiary or Corporation issues shares of its capital stock pursuant to such merger, consolidation or amalgamation, except any such merger, consolidation or amalgamation involving the Corporation or a Material Subsidiary in which the shares of the Corporation outstanding immediately prior to such merger, consolidation or amalgamation continue to represent, or are converted or exchanged for shares of capital stock of a corporation which represent, immediately following such merger, consolidation or amalgamation, at least a majority, by voting power, of the outstanding shares of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or amalgamation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(c)(i), all Standard Common Stock issuable upon exercise of Options outstanding immediately prior to such merger, consolidation or amalgamation or upon conversion of Convertible Securities outstanding immediately prior to such merger, consolidation or amalgamation shall be deemed to be outstanding immediately prior to such merger, consolidation or amalgamation and, if applicable, converted or exchanged in such merger, consolidation or amalgamation on the same terms as the actual outstanding shares of Standard Common Stock are converted or exchanged); or
                              (B) the sale, lease, transfer, exclusive license or other disposition (whether by merger or otherwise), in a single transaction or series of related transactions, by the Corporation or any Material Subsidiary of all or substantially all the assets of the Corporation or any Material Subsidiary, except where such sale, lease, transfer, exclusive license or other disposition is to the Corporation or a wholly-owned Subsidiary (an “Asset Sale Transaction”); or
                              (C) the sale, exchange or transfer by the Corporation’s or any Material Subsidiary’s stockholders (or shareholders, as applicable), in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Corporation or any Material Subsidiary (except for such a sale or exchange resulting from the redemption, retraction, exchange, call, purchase or other acquisition by the Corporation or a Subsidiary of the Exchangeable Common Shares of Eloqua Corporation).
          Written notice of any such liquidation including a Deemed Liquidation Event (the “Liquidation Notice”), stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by facsimile transmission, not less than 5 business days prior to the payment date stated therein to the holders of record of Preferred Stock, Standard Common Stock and Special Common Voting Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation; provided that, notwithstanding the foregoing, the Liquidation Notice may be the waived in writing by (i) holders of Preferred Stock holding at least a majority of the then outstanding shares of Preferred Stock, acting as a single class and on an as-converted basis (the “Requisite Investors”) and (ii) holders of at least a majority in interest (as determined by the aggregate number of votes held directly and through the trustee (the “Voting Trustee”) named in that certain Voting Trust Agreement dated August 25, 2006, as amended from time to time (the “Voting Trust Agreement”), in accordance with the terms thereof) of the issued and outstanding shares of Standard Common Stock and Special Voting Stock, acting as a single class (including the shares of Standard Common Stock issued upon conversion of the Preferred Stock only if less than 7,051,373 shares of Preferred Stock remain outstanding). In the event that the Liquidation Notice is waived as hereinbefore set forth, the Corporation shall provide written notice of such liquidation containing the information otherwise set forth in the Liquidation Notice either prior to or after such liquidation as the Corporation determines to be practicable. The record date for any liquidation including a Deemed Liquidation Event shall be the date prescribed by the General Corporation Law.
          For the purposes of this Certificate of Incorporation, a “Material Subsidiary” shall mean a Subsidiary constituting at least 33 1/3% of the total assets or total revenue of the Corporation (determined on a consolidated basis with all of the Corporation’s direct and indirect Subsidiaries). The term “Subsidiary” shall mean any corporation, partnership, trust or other entity where the Corporation and/or any of its other Subsidiaries directly or indirectly owns a majority of the outstanding voting shares or other interests of such corporation, partnership, trust or other entity.

                    (ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(I) above unless the agreement or plan of merger, consolidation or amalgamation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of shares of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.
                    (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(II) or (B) above, if the Corporation does not effect a liquidation, dissolution or winding up of the Corporation under applicable law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of the Preferred Stock, and (B) if the Requisite Investors so request in a written instrument delivered to the Corporation not later than seventy five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the Series A Preferred Liquidation Amount in the case of the Series A Preferred Stock, the Series B Preferred Liquidation Amount in the case of the Series B Preferred Stock, and the Series C Preferred Liquidation Amount in the case of the Series C Preferred Stock. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient legally available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such legally available funds, as the case may be, and, where such redemption is limited by the amount of legally available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6(b) through 6(e) and 6(h) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.
                    (iv) The amount deemed paid or distributed to the holders of shares of capital stock of the Corporation upon any such merger, consolidation, amalgamation, sale, transfer, exclusive license, or other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2(c)(iv) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

                         (A) For securities not subject to investment letters or other similar restrictions on free marketability,
                              (1) if traded on The Toronto Stock Exchange, The Alternative Investment Market (AIM) of The London Stock Exchange, The New York Stock Exchange or other national securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day (30) period ending three (3) days prior to the closing of such transaction;
                              (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction; or
                              (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.
                         (B) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.
          3. Voting.
               (a) General. Except as otherwise required by law or the Corporation’s Certificate of Incorporation, in the election of directors and on all other matters presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Standard Common Stock (including fractions of a share) into which each share of Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter. Except as may be otherwise provided by law or in the Corporation’s Certificate of Incorporation, the Preferred Stock shall vote together with all other classes and series of shares of capital stock of the Corporation (including the Standard Common Stock) as a single class and on an as-converted basis on all actions to be taken by the stockholders of the Corporation.
               (b) Board Composition.
                    (i) The Corporation’s Board of Directors shall be elected as provided in this Subsection 3(b). One (1) director of the Corporation shall be elected with the affirmative vote or written consent of the Requisite Series A Investors (the “Series A Preferred Director”). One (1) director of the Corporation shall be elected with the affirmative vote or written consent of the Requisite Series B Investors (the “Series B Preferred Director”). One (1)

director of the Corporation shall be elected with the affirmative vote or written consent of the Requisite Series C Investors (the “Series C Preferred Director”). The Series A Preferred Director, the Series B Preferred Director and the Series C Preferred Director shall be referred to herein as the “Preferred Directors”. One (1) director of the Corporation shall be elected with the affirmative vote of the holders of at least a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trust in accordance with the Voting Trust Agreement), of the then outstanding shares of Standard Common Stock (including the shares of Standard Common Stock issued upon conversion of the Preferred Stock only if less than 7,051,373 shares of Preferred Stock remain outstanding) and Special Common Voting Stock (as defined in Article IV, Paragraph C), voting together as a single class, given by vote at a meeting or by written consent (the “Common Director”). All other directors of the Corporation shall be elected with the affirmative vote of the holders of at least a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trustee in accordance with the Voting Trust Agreement), of the then outstanding shares of Preferred Stock, Standard Common Stock and Special Common Voting Stock, voting together as a single class and on an as-converted basis, given by vote at a meeting or by written consent. Any director elected as provided in this clause (i) or in clause (ii) below may be removed with or without cause by, and only by, the affirmative vote of the holders of at least a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trustee in accordance with the Voting Trust Agreement) of the class or series (or classes or series) of shares of capital stock of the Corporation entitled to elect such director or directors, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trustee in accordance with the Voting Trust Agreement) of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by holders of at least a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trustee in accordance with the Voting Trust Agreement) of any class or series shall be filled only by at least a majority vote of the holders of such class or series of shares or written consent of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b). The rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock under this Subsection 3(b) shall terminate on the first date on which there are no issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively.
                    (ii) Notwithstanding the foregoing or anything else to the contrary provided in the Corporation’s Certificate of Incorporation, if the Corporation fails or refuses, for any reason or for no reason, to redeem on any Redemption Date (as defined in Section 6) all of the then outstanding shares of Preferred Stock to be redeemed on such date, then, immediately upon such failure or refusal, the terms of all of the directors other than the Preferred Directors shall terminate. Immediately upon such failure or refusal, but only so long as such failure or refusal continues, and only in the event that and for so long as the Preferred Directors do not then constitute a majority of the directors of the Corporation, one or more directors, as applicable, elected by the holders of Standard Common Stock and Special Common

Voting Stock shall instead be elected with the affirmative vote or written consent of the Requisite Investors (the “Additional Interim Preferred Directors”), and all other directors of the Corporation shall be elected with the affirmative vote of holders of at least a majority in interest (as determined by the number of votes held directly by such holders and through the Voting Trustee in accordance with the Voting Trust Agreement) of the then outstanding shares of Preferred Stock, Standard Common Stock and Special Common Voting Stock, voting together as a single class and on an as-converted basis, by vote at a meeting or by written consent; provided however, that the number of Additional Interim Preferred Directors, if any, shall be equal to the number of directors necessary to provide the Preferred Directors and the Additional Interim Preferred Directors with a majority of the directors then in office. Once the Corporation has satisfied its redemption obligations in full in accordance with the terms and conditions of Section 6, then the terms of all of the directors elected pursuant to this Subsection 3(b)(ii) (including the Additional Interim Preferred Directors) shall terminate.
               (c) Preferred Stock Protective Provisions. At any time when at least 7,051,373 shares of Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of Preferred Stock of the Corporation is required by law or by the Corporation’s Certificate of Incorporation, and in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the Requisite Investors, the Corporation shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly:
                    (i) liquidate, dissolve or wind-up, amalgamate, consolidate or merge into or with any other entity or entities, or sell or all or substantially all of its assets, or consummate any other Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) or (B) above;
                    (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws or other governing or constituent documents, whether any such amendment, alteration or repeal shall be by means of amendment to such Certificate of Incorporation or Bylaws or other governing or constituent documents or by merger, consolidation, amalgamation or otherwise;
                    (iii) approve, consent to, vote for or take any other action with respect to any amendment, alteration or repeal of any provision of the articles of incorporation or bylaws or other governing or constituent documents of any of the Corporation’s Subsidiaries, whether any such amendment, alteration or repeal shall be by means of amendment to such articles of incorporation or bylaws or other governing or constituent documents or by merger, consolidation, amalgamation or otherwise;
                    (iv) create, issue or sell (or authorize or commit to create, issue or sell) any additional class or series of shares, or increase or decrease the authorized number of shares of Common Stock or Preferred Stock or increase the authorized number of shares of any additional class or series of shares of stock, or create or authorize any obligation or security convertible into shares of any class or series, whether any such action shall be by means of amendment to the Corporation’s Certificate of Incorporation or by merger, consolidation, amalgamation or otherwise (excluding (A) the issuance of shares of Standard Common Stock on the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the “Exchangeable Common Shares” (as defined in the Amended and Restated Articles of Incorporation of Eloqua Corporation, a wholly-owned Subsidiary of the Corporation) and (B) the issuance of Exchangeable Common Shares on exercise of the warrants between Eloqua Corporation, a wholly-owned Subsidiary of the Corporation, and the holders thereof dated as of either October 29, 2002 or January 29, 2003 which entitle such warrant holders to acquire up to 1,323,529 Exchangeable Common Shares in the aggregate (the “Subsidiary Warrants”));
                    (v) purchase or redeem or pay or declare any dividend or make any distribution on, any shares other than the Preferred Stock as expressly authorized herein, or permit any Subsidiary of the Corporation to take any such action, except for (A) dividends on the Exchangeable Common Shares payable pursuant to their terms and that certain Support Agreement between the Corporation and Eloqua Corporation, a wholly-owned Subsidiary of the Corporation, dated August 25, 2006, as amended from time to time (the “Support Agreement”), (B) dividends or other distributions payable on the Standard Common Stock solely in the form of additional shares of Standard Common Stock, (C) the issuance of shares of Standard Common Stock on the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants), (D) the purchase of shares of Standard Common Stock or Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants) by the Corporation or any Subsidiary of the Corporation from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment or other business relationship of such former employee, officer, director, consultant or other person and the purchase price does not exceed the original issue price paid by such former employee, officer, director, consultant or other person for such shares, provided however, that such purchase is approved by a majority of the Corporation’s Board of Directors (including at least two of the Preferred Directors) or (E) the purchase of shares of Standard Common Stock or Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants) by the Corporation or any Subsidiary of the Corporation from former executive officers or directors of the Corporation or any Subsidiary, provided however, that such purchase is approved by a majority of the Corporation’s Board of Directors (including at least two of the Preferred Directors);
                    (vi) except as expressly set forth in this Subsection 3(c), create, or authorize the creation of, or issue or sell, or authorize the issuance or sale of, any debt security, including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security of the Corporation which is a combination of debt and equity, or permit any Subsidiary to take any such action;
                    (vii) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation from five (5) directors;

                    (viii) redeem or otherwise acquire any shares of Preferred Stock except as expressly authorized in Section 6 hereof or pursuant to a purchase offer made pro rata to all holders of shares of Preferred Stock on the basis of the aggregate number of outstanding shares of Preferred Stock then held by each such holder;
                    (ix) change the rights of the holders of the Preferred Stock if the effect would be detrimental or adverse in any manner with respect to the rights of holders of such shares;
                    (x) increase the number of shares of Standard Common Stock reserved under the Corporation’s equity incentive plans except to the extent such number of shares of Standard Common Stock so reserved is increased to take into account any Standard Common Stock dividend, stock split, subdivision of or distribution on the Standard Common Stock; or
                    (xi) commence or consummate a public offering of any of its securities (including the Standard Common Stock or Preferred Stock) or file or qualify a prospectus with any securities regulatory authority in any jurisdiction, other than (A) the commencement or consummation of a Qualifying U.S. Public Offering (as defined in Section 5(a) below), or the filing or qualification of a prospectus with respect to a Qualifying U.S. Public Offering or (B) the commencement or consummation of a Qualifying Canadian Public Offering (as defined in
Section 5(a) below), or the filing or qualification of a prospectus with respect to a Qualifying Canadian Public Offering.
               (d) Series C Protective Provisions. At any time when at least 2,953,735 shares of Series C Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the Requisite Series C Investors, the Corporation shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly:
                    (i) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws or other governing or constituent documents in any manner which alters or changes the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely, whether any such amendment, alteration or repeal shall be by means of amendment to such Certificate of Incorporation or Bylaws or other governing or constituent documents or by merger, consolidation, amalgamation or otherwise;
                    (ii) purchase or redeem or pay or declare any dividend or make any distribution on, any shares other than the Preferred Stock as expressly authorized herein, or permit any Subsidiary of the Corporation to take any such action, except for (A) dividends on the Exchangeable Common Shares payable pursuant to their terms and the Support Agreement, (B) dividends or other distributions payable on the Standard Common Stock solely in the form of additional shares of Standard Common Stock, (C) the issuance of shares of Standard Common Stock on the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants), (D) the purchase of shares of Standard Common Stock or Exchangeable Common Shares

(including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants) by the Corporation or any Subsidiary of the Corporation from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment or other business relationship of such former employee, officer, director, consultant or other person and the purchase price does not exceed the original issue price paid by such former employee, officer, director, consultant or other person for such shares, provided however, that such purchase is approved by a majority of the Corporation’s Board of Directors (including at least two of the Preferred Directors) or (E) the purchase of shares of Standard Common Stock or Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon the exercise of the Subsidiary Warrants) by the Corporation or any Subsidiary of the Corporation from former executive officers or directors of the Corporation or any Subsidiary, provided however, that such purchase is approved by a majority of the Corporation’s Board of Directors (including at least two of the Preferred Directors); or
                    (iii) except as expressly set forth in this Subsection 3(c), create, or authorize the creation of, or issue or sell, or authorize the issuance or sale of, any debt security, including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security of the Corporation which is a combination of debt and equity if the aggregate amount of debt incurred by the Corporation pursuant to such debt security and all other related debt securities exceeds $5,000,000 in the aggregate, or permit any Subsidiary to take any such action.
          4. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Standard Common Stock as is determined by dividing the Series A Preferred Original Issue Price by the Series A Preferred Conversion Price (as defined below) in the case of the Series A Preferred Stock, by dividing the Series B Preferred Original Issue Price by the Series B Preferred Conversion Price (as defined below) in the case of the Series B Preferred Stock, and by dividing the Series C Preferred Original Issue Price by the Series C Preferred Conversion Price (as defined below) in the case of the Series C Preferred Stock each in effect at the time of conversion. The “Series A Preferred Conversion Price” shall initially be equal to the Series A Preferred Original Issue Price, the “Series B Preferred Conversion Price” shall initially be equal to the Series B Preferred Original Issue Price and the “Series C Preferred Conversion Price” shall initially be equal to the Series C Preferred Original Issue Price. Such initial Series A Preferred Conversion Price, such initial Series B Preferred Conversion Price and such Series C Conversion Price (each, as applicable, a “Preferred Conversion Price”), and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be converted into shares of Standard Common Stock, shall be subject to adjustment as provided below.

               In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.
               (b) Fractional Shares. No fractional shares of Standard Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Standard Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Standard Common Stock and the aggregate number of shares of Standard Common Stock issuable upon such conversion.
               (c) Mechanics of Conversion.
                    (i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Standard Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for the Standard Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the Standard Common Stock issuable upon conversion of the shares of Preferred Stock represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of Standard Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
                    (ii) The Corporation shall at all times when the Preferred Stock and Exchangeable Common Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock and issuing upon the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon exercise of the Subsidiary Warrants), such number of its duly authorized Standard Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and the issuance upon the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of all Exchangeable Common Shares; and if at any time the number of authorized but unissued Standard Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock and the issuance upon the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of all Exchangeable Common Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Standard Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.
                    (iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Standard Common Stock in exchange therefor and to receive payment of any dividends declared before the Conversion Time but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
                    (iv) Upon any such conversion, no adjustment to the applicable Preferred Conversion Price shall be made for any accrued and/or declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Standard Common Stock delivered upon conversion.
                    (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Standard Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Standard Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
               (d) Adjustments to Preferred Conversion Price for Diluting Issues.
                    (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

                         (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Standard Common Stock or Convertible Securities and Subsidiary Warrants.
                         (B) “Series C Preferred Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.
                         (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Standard Common Stock (including, without limitation, convertible debentures issued by the Corporation), but excluding Options.
                         (D) “Additional Shares of Standard Common Stock” shall mean all shares of Standard Common Stock issued (or, pursuant to Subsection 4(d)(iii)below, deemed to be issued) by the Corporation after the Series C Preferred Original Issue Date, other than the following (“Exempted Securities”):
                              (I) shares of Standard Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on Standard Common Stock that is covered by Subsection 4(e) or 4(f) below;
                              (II) shares of Standard Common Stock issued or deemed issued or issuable to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Corporation’s Board of Directors or a committee thereof (including, in each case, at least two of the Preferred Directors) (the “ESOP Options”), including without limitation upon the exercise of ESOP Options outstanding as of the Series C Preferred Original Issue Date, up to a maximum of 16,298,128 shares, as the same may be adjusted by the Corporation’s Board of Directors by reason of a stock dividend, stock split, split-up, subdivision of or distribution on the Standard Common Stock (or such higher number of shares as approved by a majority of the Corporation’s Board of Directors) plus any shares of Standard Common Stock repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment or other business relationship of such former employee, officer, director, consultant or other person and the purchase price does not exceed the original issue price paid by such former employee, officer, director, consultant or other person for such shares;
                              (III) (i) shares of Standard Common Stock or Convertible Securities actually issued upon the exercise of Options or (ii) shares of Standard Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
                              (IV) shares of Standard Common Stock issued or issuable on the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the Exchangeable Common Shares (including without limitation, Exchangeable Common Shares issued upon exercise of the Subsidiary Warrants);

                              (V) shares of Standard Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation; or
                              (VI) shares of Standard Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation or any Subsidiary of the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement or other strategic transaction, provided, that such transactions are entered into primarily for non-equity financing purposes and are approved by the Board of Directors of the Corporation.
                    (ii) No Adjustment of Preferred Conversion Price. No adjustment to any Preferred Conversion Price shall be made as the result of the issuance of Additional Shares of Standard Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Standard Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Preferred Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Standard Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from (i) with respect to the Series A Preferred Stock and Series B Preferred Stock, the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class and on an as-converted basis, and (ii) with respect to the Series C Preferred Stock, the Requisite Series C Investors, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Standard Common Stock.
                    (iii) Deemed Issue of Additional Shares of Standard Common Stock.
                         (A) If the Corporation at any time or from time to time after the Series C Preferred Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), or (III)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Standard Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Standard Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                         (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Standard Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Preferred Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Preferred Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing any Preferred Conversion Price to an amount which exceeds the lower of (i) the Preferred Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Preferred Conversion Price that would have resulted from any issuances of Additional Shares of Standard Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
                         (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), or (III)), the issuance of which did not result in an adjustment to any Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Standard Common Stock subject thereto was equal to or greater than the applicable Preferred Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Preferred Original Issue Date), are revised after the Series C Preferred Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Standard Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Standard Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                         (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the applicable Preferred Conversion Price shall be readjusted to such Preferred Conversion Price as would have obtained had such Option or Convertible Security never been issued.
                    (iv) Adjustment of Preferred Conversion Price Upon Issuance of Additional Shares of Standard Common Stock. In the event the Corporation shall at any time after the Series C Preferred Original Issue Date issue Additional Shares of Standard Common

Stock (including Additional Shares of Standard Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Preferred Conversion Price in effect immediately prior to such issue, then such Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C)
          For purposes of the foregoing formula, the following definitions shall apply:
(A)	“CP2” shall mean the Preferred Conversion Price in effect immediately after such issue of Additional Shares of Standard Common Stock;

(B)	“CP1” shall mean the Preferred Conversion Price in effect immediately prior to such issue of Additional Shares of Standard Common Stock;

(C)	“A” shall mean the number of shares of Standard Common Stock outstanding immediately prior to such issue of Additional Shares of Standard Common Stock, including shares of Standard Common Stock issuable on the redemption, retraction, exchange, call or other purchase by the Corporation or any Subsidiary of the Corporation of the Exchangeable Common Shares;

(D)	“B” shall mean the number of shares of Standard Common Stock that would have been issued if such Additional Shares of Standard Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E)	“C” shall mean the number of such Additional Shares of Standard Common Stock issued in such transaction.
                    (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Standard Common Stock shall be computed as follows:
(A)	Cash and Property: Such consideration shall:

                              (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;
                              (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and
                              (III) in the event Additional Shares of Standard Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.
                         (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Standard Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
                              (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                              (II) the maximum number of shares of Standard Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
                    (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Standard Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than 30 days from the first such issuance to the final such issuance, then, upon the final such issuance, such Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any subsequent issuances within such period).
               (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Preferred Original Issue Date effect a subdivision of the outstanding shares of Standard Common Stock without a comparable subdivision of the Preferred Stock or combine the outstanding shares of Preferred Stock without a comparable combination of the Standard Common Stock, the applicable Preferred Conversion

Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Standard Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Standard Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Preferred Original Issue Date combine the outstanding shares of Standard Common Stock without a comparable combination of the Preferred Stock or effect a subdivision of the outstanding shares of Preferred Stock without a comparable subdivision of the Standard Common Stock, the applicable Preferred Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Standard Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Standard Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
               (f) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Series C Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Standard Common Stock entitled to receive, a dividend or other distribution payable on the Standard Common Stock in Additional Shares of Standard Common Stock, then and in each such event the applicable Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Preferred Conversion Price then in effect by a fraction:
                    (1) the numerator of which shall be the total number of shares of Standard Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
                    (2) the denominator of which shall be the total number of shares of Standard Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Standard Common Stock issuable in payment of such dividend or distribution;
                    provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.
               (g) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series C Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Standard Common Stock in respect of outstanding shares of Standard Common Stock) or in other property and the provisions of

Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into shares of Standard Common Stock on the date of such event.
               (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or amalgamation involving the Corporation in which shares of Standard Common Stock (but not shares of Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation, each share of Preferred Stock shall thereafter be convertible in lieu of shares of Standard Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number shares of Standard Common Stock of the Corporation issuable upon conversion of one share of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.
               (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the shares of Preferred Stock are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Preferred Conversion Price then in effect, and (ii) the number of shares of Standard Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
               (j) Notice of Record Date. In the event:
                    (i) the Corporation shall take a record of the holders of its Standard Common Stock (or other stock or securities at the time issuable upon conversion of the

Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
                    (ii) of any capital reorganization of the Corporation, any reclassification of the Standard Common Stock, or any Deemed Liquidation Event; or
                    (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of shares of Standard Common Stock (or such other shares or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Standard Common Stock (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Standard Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of Preferred Stock shall be deemed sent to such holder three (3) days after deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.
          5. Mandatory Conversion.
               (a) Upon the earlier of (A) immediately prior to the closing of the sale of Standard Common Stock to the public at a price per share of at least $3.50 (subject to appropriate adjustment to reflect any stock split, subdivision, or combination of Standard Common Stock) and resulting in at least $25,000,000 of gross proceeds, net of the underwriting discounts and commissions, to the Corporation, in a firm-commitment underwritten public offering (1) in the United States, pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Qualifying U.S. Public Offering”), or (2) in Canada, pursuant to a filing or qualification of a prospectus with respect to an offering under the Securities Act (Ontario), as amended, that, if consummated, would not result in the holders of Standard Common Stock, Preferred Stock or any other securities of the Corporation being subject to any restrictions on transfer (including any new or extended holding periods or any escrow arrangements, including escrow requirements under any applicable Canadian, provincial or territorial securities laws including pursuant to the requirements of National Policy 46-201, or any successor policy or instrument thereto or pursuant to the requirements of any stock exchange or other marketplace upon which the Standard Common Stock or other securities of the Corporation are to be listed or quoted or traded) other than as contemplated by Section 7.3 of that certain Amended and Restated Stockholders’ Agreement dated as of August 25, 2007 by and among the Corporation and certain stockholders of the Corporation, as may be amended from time to time (a “Qualifying Canadian Public Offering”), or (B) a date specified by vote or written consent of, with respect to the Series A Preferred Stock, the Requisite Series A Investors (the “Series A Mandatory Conversion Date”), with respect to the Series B Preferred Stock, the Requisite Series B Investors (the “Series B Mandatory Conversion Date”), and with respect to the Series C Preferred Stock, the Requisite Series C Investors (the “Series C Mandatory Conversion Date” and individually or collectively with the Series A Mandatory Conversion Date and Series B Mandatory Conversion Date, as applicable, the “Mandatory Conversion Date”), (i) all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, as applicable, shall automatically be converted into shares of Standard Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.
               (b) All holders of record of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid or delivered personally or by courier to each record holder of such shares of Preferred Stock. Upon receipt of such notice, each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Standard Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall be deemed to have been converted into shares of Standard Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Standard Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Standard Common Stock into which such shares of Preferred Stock have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for shares of Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Standard Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of shares of Standard Common Stock otherwise issuable upon such conversion.
               (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into shares of Standard Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of Preferred Stock may not be reissued as shares of such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
          6. Redemption.
               (a) Redemption. At any time on or after September 26, 2012, the Requisite Investors, may request that the Corporation redeem all of the outstanding shares of Preferred Stock pursuant to the terms of this Section 6 (the “Redemption Request”). Upon receipt of the Redemption Request, the Preferred Stock shall be redeemed by the Corporation out of funds legally available therefor at a per share redemption price (the “Redemption Price”) payable in cash equal to the greater of (x) the Series A Preferred Original Issuance Price, the Series B Preferred Original Issuance Price or the Series C Preferred Original Issuance Price, as applicable, plus an amount equal to all Accruing Dividends (plus with respect to the Series A Preferred Stock, the Series A Stated Dividend) unpaid thereon (whether or not declared by the Corporation’s Board of Directors) and any other dividends declared but unpaid thereon, computed to the date of payment, and (y) the fair market value of one share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, determined as of each Redemption Date (the “Fair Market Value”), in two (2) annual installments commencing upon the earlier of (i) the date 120 days after the receipt of the Redemption Request by the Corporation and (ii) the date 60 days after the determination of Fair Market Value in accordance with Section 6(g) (such date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.
               (b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of shares of Preferred Stock, at its post office address last shown on the records of the Corporation, not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:
                    (i) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
                    (ii) the Redemption Date and the Redemption Price;

                    (iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and
                    (iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Preferred Stock to be redeemed.
               (c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised such holder’s right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
               (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after such Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
               (e) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its Subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its Subsidiaries may exercise any voting or other rights granted to the holders of shares of Preferred Stock following redemption.
               (f) Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem on any Redemption Date all of the then outstanding shares of Preferred Stock entitled to be redeemed in accordance with the terms and conditions of this Section 6, then the holders of the then outstanding shares of Preferred Stock shall have the rights to elect a majority of the Corporation’s Board of Directors as set forth in Section 3(b).
               (g) Determination of Fair Market Value. For the purposes of this Section 6, the Fair Market Value shall be mutually agreed upon by the Corporation’s Board of Directors and the holders of the Requisite Investors; provided, however, that if such parties are unable to determine the Fair Market Value at least sixty (60) days before each Redemption Date, the Fair Market Value shall be determined by an independent appraisal firm or investment banking firm, which appraiser shall be unaffiliated with the Corporation and who shall be selected jointly by the Corporation’s Board of Directors and the Requisite Investors, such selection to be made at least fifty (50) days prior to each Redemption Date. The Corporation and the Requisite Investors shall cause the appraiser to determine independently the Fair Market Value within fifteen (15) days after the time of its appointment. If the Corporation and the Requisite Investors are unable to reach an agreement as to an independent appraiser at least fifty (50) days prior to each Redemption Date, then two appraisers will be appointed within five (5) business days thereafter, one (1) each by the Corporation’s Board of Directors and the Requisite Investors to determine the Fair Market Value. If either the Corporation’s Board of Directors or the Requisite Investors fail to appoint an appraiser within such five (5) business day period, then the appraiser selected by the Corporation’s Board of Directors or the Requisite Investors, as the case may be, shall independently determine the Fair Market Value and shall do so within fifteen (15) days after its appointment. Each of the Corporation and such Requisite Investors will cause their appraiser to determine independently the Fair Market Value within fifteen (15) days after the time of their appointment. If the lesser of the two appraised values so determined (the “Low Value”) exceeds or is equal to ninety percent (90%) of the value of the greater of the two appraised values (the “High Value”), the Fair Market Value will be deemed to be equal to the average of the two appraisals. If the Low Value is less than ninety percent (90%) of the High Value, the two appraisers will themselves appoint a third appraiser within ten (10) days after the two appraisals have been rendered. Such third appraiser will have fifteen (15) days in which to determine independently the Fair Market Value. The median of the three (3) appraised values shall be binding on all parties concerned as the Fair Market Value. In making their determination, appraisers appointed hereunder shall not give effect to any discounts as a result of either the illiquidity of such shares of Preferred Stock or the fact that such shares represent less than a majority of the outstanding capital stock of the Corporation on a fully-diluted or on an as-converted basis, as the case may be. The determination of the Fair Market Value pursuant to the terms of this Section 6 shall be binding on the Corporation and the holders of Preferred Stock. The expenses of the appraisals will be borne solely by the Corporation.
               (h) Purchase by Related Party. Notwithstanding any provision of this Section 6, but subject to applicable law, in lieu of redeeming the Preferred Stock, (i) the Corporation shall be entitled to cause any of its related or affiliated entities which is a “taxable Canadian corporation” as defined in the Income Tax Act (Canada) to purchase such shares of Preferred Stock from the holders thereof on the Redemption Date unless such purchase of shares of Preferred Stock would have negative tax consequences to the holder thereof that are materially greater than the tax consequences to such holder arising out of the redemption of such shares of Preferred Stock and (ii) any holder of Preferred Stock shall be entitled to require the Corporation to cause any of its related or affiliated entities to purchase any or all of such holder’s shares of Preferred Stock from it on the Redemption Date and, in each such case, the purchaser thereof shall, and the Corporation shall cause such purchaser to pay to such holders of the Redemption Price in accordance with the provisions hereof, and upon the completion of such purchase by such Subsidiary or affiliated entity, the Corporation shall be relieved from any obligation to redeem the shares of Preferred Stock so purchased. If any holder of Preferred Stock requires the Corporation to cause any of its related or affiliated entities to purchase such holder’s shares of Preferred Stock pursuant to clause (ii) of this Section 6(h) and the Corporation fails to do so, the

Corporation shall indemnify such holder and hold such holder harmless from and against any resulting tax liability.
          7. Waiver. Any of the rights, powers or preferences of the holders of Series A Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the Requisite Series A Investors. Any of the rights, powers or preferences of the holders of Series B Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the Requisite Series B Investors. Any of the rights, powers or preferences of the holders of Series C Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the Requisite Series C Investors.
          8. Currency. All references to “$” or “dollars” shall refer to United States dollars unless otherwise explicitly stated.
          9. Issue Tax. The issuance of certificates for shares of Standard Common Stock upon the redemption, retraction, exchange or call of all Exchangeable Common Shares and the conversion of the Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof.
     C. Common Stock. The Common Stock shall consist of two series. Eighty Nine Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Nine (89,999,999) shares of Common Stock are hereby designated “Standard Common Stock.” One (1) share of Common Stock is hereby designated “Special Common Voting Stock.” Different series of Common Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. The rights, preferences, privileges and restrictions upon the Common Stock are as follows:
          1. Standard Common Stock.
               (a) Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Standard Common Stock shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors, out of the assets of the Corporation legally available therefor, such dividends payable either in cash, in property or in shares of capital stock, as may be declared from time to time by the Corporation’s Board of Directors.
               (b) Dissolution, Liquidation or Winding Up. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article IV, Paragraph B, Section 2.
               (c) Redemption. The Standard Common Stock is not redeemable at the option of the holder.
               (d) Voting. Each holder of Standard Common Stock shall have the right to one vote per share of Standard Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise required by law, holders of Standard Common Stock, as such, shall not be entitled to vote on any amendment to the Corporation’s Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with holders of one or more such series to vote thereon pursuant to the Corporation’s Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
          2. Special Common Voting Stock.
               (a) No Rights, Preferences or Privileges. Other than the voting rights set forth in Article IV, Paragraph C, Section 2(b) below, the holders of Special Common Voting Stock shall have no rights, preferences or privileges. Without limiting the foregoing, the holders of Special Common Voting Stock shall not be entitled to receive dividends, shall not be entitled to receive any payment or any distribution from the assets and funds of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and shall not be entitled to redeem such shares at the option of the holder thereof. On and as of that date when there are no outstanding shares of Exchangeable Common Shares, the Special Common Voting Stock shall be canceled, retired and eliminated from the shares of capital stock which the Corporation is authorized to issue.
               (b) Voting. The holder of Special Common Voting Stock shall be entitled to that number of votes equal to the number of Exchangeable Common Shares then outstanding, and shall have voting rights and powers equal to the voting rights and powers of the Standard Common Stock (voting together with the Standard Common Stock as a single class, except as otherwise expressly provided herein or as required by law). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
ARTICLE V
In furtherance and not in limitation of the powers conferred by the General Corporation Law:
     A. Subject to the terms set forth herein, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
     B. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.
ARTICLE VI
     The Corporation eliminates the personal liability of each member of its Board of Directors and its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VII
     Subject to the terms set forth herein, the Corporation reserves the right to amend or repeal any provision contained in the Corporation’s Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.
ARTICLE VIII
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
     Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE X
     The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

     IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 27th day of September, 2007.

/s/ Joseph Payne
Joseph Payne
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELOQUA LIMITED
          Eloqua Limited, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)
          DOES HEREBY CERTIFY:
          FIRST: The name of the Corporation is Eloqua Limited.
          SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was June 9, 2006, under the name of Eloqua Limited. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 25, 2006, and the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 27, 2007 (the “Second Amended and Restated Certificate of Incorporation”).
          THIRD: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Second Amended and Restated Certificate of Incorporation, declaring said amendments to be advisable and in the best interests of the Corporation, which resolutions setting forth the proposed amendments are as follows:

RESOLVED:	That the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by deleting Article I in its entirety and by inserting the following in lieu thereof:

“The name of this corporation is Eloqua, Inc. (the “Corporation”)”

RESOLVED:	That the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by deleting the first sentence of Article IV, Section (B)(6)(a) in its entirety and by inserting the following in lieu thereof:

“At any time on or after September 26, 2013, the Requisite Investors may request that the Corporation redeem all of the outstanding shares of Preferred Stock pursuant to the terms of this Section 6 (the “Redemption Request”).”
          FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be signed this 26th day of March, 2012.

/s/ Joseph P. Payne
Joseph P. Payne
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]

CERTIFICATE OF AMENDMENT
OF
THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELOQUA, INC.
                         Eloqua, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)
                         DOES HEREBY CERTIFY:
                         FIRST: The name of the Corporation is Eloqua, Inc.
                         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was June 9, 2006, under the name of Eloqua Limited. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 25, 2006. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 27, 2007 and amended on March 26, 2012 (as amended, the “Second Amended and Restated Certificate of Incorporation”).
                         THIRD: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Second Amended and Restated Certificate of Incorporation, declaring said amendments to be advisable and in the best interests of the Corporation, which resolutions setting forth the proposed amendments are as follows:
RESOLVED:	That the Second Amended and Restated Certificate of Incorporation be, and hereby is, amended by inserting the following into Article IV, Section A immediately before the first sentence therein:
           “Effective immediately upon the filing of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every two and five-tenths (2.5) shares of Standard Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Standard Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Standard Common Stock as determined in good faith by the Corporation’s Board of Directors. Whether or not fractional shares would be issuable upon the Reverse Stock Split shall be determined on the basis of the total number of shares of Standard Common Stock held by each holder. Effective immediately following the Reverse Stock Split, all references to “Standard Common Stock” in the Second Amended and Restated Certificate of Incorporation, as amended by this Certificate of Amendment, shall automatically and without any further action by the holders of such shares be amended to refer to “Common Stock.”
                         FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.
[Remainder of page intentionally left blank]

                    IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be signed this 3rd day of May, 2012.

/s/ Joseph P. Payne
Joseph P. Payne
President and Chief Executive Officer
[Signature Page to Certificate of Amendment]